EXHIBIT 10.1

JONES APPAREL GROUP, INC.
SEVERANCE PLAN AND
SUMMARY PLAN DESCRIPTION

Effective May 31, 2006
(amended September 18, 2008)

PURPOSE OF THE PLAN

The purpose of the Jones Apparel Group, Inc. Severance Plan ("Plan") is to provide severance benefits to eligible employees whose employment with Jones Apparel Group, Inc. (the "Company") and all U.S. domestic Subsidiaries and Affiliates of the Company is terminated involuntarily under the conditions described below.

Except as otherwise provided herein or by the Company in writing after the effective date hereof, this Plan (i) is the sole arrangement of the Company regarding Severance-type benefits to eligible employees and (ii) replaces and supersedes all prior plans, programs, understandings and arrangements providing Severance-type benefits to eligible employees.

Notwithstanding anything to the contrary in this Plan, if an employee is eligible for Severance-type benefits under an employment or other written agreement with the Employer providing for Severance-type benefits ("Alternative Benefits"), such employee shall remain and be eligible for those benefits; provided, that if the amount of Severance-type benefits to which an employee may be entitled under such agreement providing for Alternative Benefits would be greater in the aggregate than the benefits which the Employee would otherwise be eligible to receive under this Plan, then the employee shall not receive benefits under this Plan but instead shall be entitled to receive such Alternative Benefits.

This document contains the official text of the Plan.

DEFINITIONS

Affiliate of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

Company means Jones Apparel Group, Inc.

Designated Termination Date means the date specified by an Employer as an employee's last day of active work.
Employer means the Company and all U.S. domestic Subsidiaries and Affiliates of the Company.

Person means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

Plan Administrator means the Company or such other person or committee appointed from time to time by the Company to administer the Plan.

Severance-type benefits means post-termination compensation under any employment agreement or other written agreement between the Employer and the employee or other plan or arrangement maintained by the Employer, other than compensation that is paid solely as consideration for a covenant not to compete with the Employer.

Subsidiary of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interest of which is owned directly or indirectly by such first person.

WARN means the Worker Adjustment and Retraining Notification Act.

ELIGIBLE EMPLOYEES

The benefits under this Plan are limited to corporate employees, as well as retail employees employed by Jones Retail Corporation at the level of District Sales Manager or above, in all instances who are classified by an Employer as regular full-time employees and whose regular place of employment is within the United States. Notwithstanding anything to the contrary, union employees are not eligible under this Plan.

INVOLUNTARY TERMINATION OF EMPLOYMENT

Involuntary Termination

An employee will be eligible for severance benefits under this Plan only if the Plan Administrator, in its sole discretion, determines that the employee's employment has been terminated involuntarily for any of the following reasons:

  Reduction in staff or layoff.
  Position elimination.
  Closure of a business unit.
  Organization restructuring.
  Such other circumstances as the Plan Administrator deems appropriate for the payment of severance benefits.

An employee who terminates employment for any reason prior to his or her Designated Termination Date will not be considered to have terminated employment involuntarily unless (i) his or her Employer provides otherwise in writing, or (ii) he or she has been notified that his or her employment is being terminated due to a reduction in staff or layoff requiring notice under federal or state WARN. Such an employee is, however, required to provide two (2) weeks' prior notice if electing to terminate employment on a date prior to his or her Designated Termination Date.

Termination of Employment Not Eligible for Severance Benefits

Unless the Company provides otherwise in writing, an employee will not be eligible for severance benefits if the Plan Administrator, in its sole discretion, determines that the employee's employment is terminated for any of the following reasons:

  Resignation or other voluntary termination of employment.

  Failure to return to work upon the expiration of an authorized leave of absence.
  Death or disability.
  Termination for cause or for behavior prejudicial to the Employer, as determined by the Plan Administrator in its sole discretion.
  Termination for gross misconduct or violation of company policy.
  Termination for poor performance.

An employee who terminates employment for any reason prior to his or her Designated Termination Date will not be considered to have terminated employment involuntarily unless (i) his or her Employer provides otherwise in writing, or (ii) he or she has been notified that his or her employment is being terminated due to a reduction in staff or layoff requiring notice under federal or state WARN. Such an employee is, however, required to provide two (2) weeks' prior notice if electing to terminate employment on a date prior to his or her Designated Termination Date.

Other Employment Offer

Unless the Company provides otherwise in writing, or except as expressly provided in this Plan, an employee will not be eligible to receive benefits under this Plan if the Plan Administrator, in its sole discretion, determines that any of the following events has occurred prior to the employee's Designated Termination Date:

  The employee has been offered, but has refused to accept, a suitable position with the Company or any of its Subsidiaries or Affiliates; OR
  The employee's employment is being terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction, and the employee has been offered a suitable position by the successor employer; OR
  The employee's employment is being terminated in connection with the "outsourcing" of operational functions and he or she has been offered a suitable position by the outsourcing vendor.
CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An employee who is involuntarily terminated will not receive severance benefits under this Plan unless the Plan Administrator, in its sole discretion, determines that the employee has satisfied all of the following conditions:

  Work Until Last Day Designated

The employee must continue to be actively at work through his or her Designated Termination Date or such earlier date as may be specified by his or her Employer in writing, unless the employee is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

This section does not apply to employees whose employment is being terminated due to a reduction in force or layoff requiring notice under federal or state WARN. Such employees are required, however, to provide two (2) weeks' prior notice.

  Execution of Release and Other Separation Documents

The employee must execute and deliver to the Company, within the period of time specified by the Company, an agreement in a form satisfactory to the Company containing a general release of claims in favor of the Company and such other terms and provisions as may be determined by the Company in its sole discretion.

  Return of Company Property and Settlement of Expenses

The employee must return all company property and satisfactorily settle all expenses owed to the Company and any of its Subsidiaries or Affiliates.

SEVERANCE BENEFITS

The severance benefits to be provided to an eligible employee will be determined in accordance with the Severance Benefit Guidelines attached to this Plan subject to the reductions set forth below; provided, that the Company has the right, in its sole discretion, and on a case-by case basis, to determine the amount of severance benefits to be provided to an eligible employee.

  Reduction for Other Severance Benefits

In the event that an employee

  is entitled to receive Severance-type benefits under another plan or arrangement maintained by the Employer, or is covered by an employment agreement or other written agreement with the Employer providing for Severance-type benefits,

then the severance benefits payable to the employee under this Plan will be reduced by the amount of Severance-type benefits payable to the employee under such other plan, arrangement or agreement, unless the Company provides otherwise in writing. For the avoidance of doubt, if the Severance-type benefits payable under such other plan, arrangement or agreement are greater in the aggregate than the severance benefits payable to the employee under this Plan, then the employee shall not receive benefits under this Plan, and shall instead receive the Severance-type benefits under such other plan, arrangement or agreement.

REEMPLOYMENT

The following rules apply if an employee is reemployed by the Company or any of its Subsidiaries, Affiliates or successors.

  Right to Terminate Benefits

Notwithstanding anything in this Plan to the contrary, in the event that an employee is reemployed before the completion of the scheduled payment of severance benefits, then an Employer shall have the right to terminate the benefits payable under this Plan at any time.

  Repayment of Severance Pay

In the event that an employee is offered reemployment within thirty (30) days after payment of his or her severance pay has commenced and subsequently accepts reemployment, then the employee shall repay to the Company the full amount of severance pay that he or she has received under this Plan.

RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in this Plan to the contrary, in the event that the Plan Administrator determines that an employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under this Plan, including, but not limited to, the general release of claims, then the Company shall have the right to terminate the benefits payable under this Plan at any time.

GENERAL RULES
  Right to Withhold Taxes

The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

  No Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its Subsidiaries or Affiliates.

  Benefits Non-Assignable

Benefits under the Plan may not be anticipated, assigned or alienated.

  Unfunded Plan

The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible employee any right, title or interest in any property of the Company or any of its Affiliates nor shall it create any trust relationship.

  Governing Laws and Time Limit for Beginning Legal Actions

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the State of New York without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.

No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the earlier of second anniversary of the termination of employment or other event giving rise to the claim.

  Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

  Section Headings

Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

  To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

  To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
  To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

  To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.
CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to Vice President, Benefits or the Plan Administrator.

If an employee feels he or she is not receiving severance benefits which are due, the employee should file a written claim for the benefits with a Vice President in the Human Resources Department. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Plan Administrator and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for delay before the end of the initial 60 day period. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.

AMENDMENT AND TERMINATION

The Company may amend, modify or terminate this Plan with respect to any employee or group of employees at any time pursuant to a writing executed by any duly authorized officer of the Company. Such amendment, modification or termination will be effective with respect to employees who have not received notice of a Designated Termination Date on the date such amendment is executed.

STATEMENT OF ERISA RIGHTS

As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

  Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator's office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

  Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

  Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

  Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Plan Sponsor:	Jones Apparel Group, Inc. 180 Rittenhouse Circle Keystone Park Bristol, Pennsylvania 19007 (215) 785-4000
Employer Identification Number (EIN):	06-0935166
Plan Name:	Jones Apparel Group, Inc. Severance Plan
Type of Plan:	Welfare benefit plan - severance pay
Plan Year:	Calendar year
Plan Number:	550
Plan Administrator:	Executive Vice President of Human Resources Jones Apparel Group, Inc. 180 Rittenhouse Circle Keystone Park Bristol, Pennsylvania 19007

Agent for Service of Legal Process:	Plan Administrator

JONES APPAREL GROUP, INC. SEVERANCE PLAN
SEVERANCE BENEFIT GUIDELINES

Effective as of May 31, 2006

EMPLOYEES BELOW VICE PRESIDENT

An employee may elect to receive either the severance benefits described in OPTION ONE or OPTION TWO below. The election must be made within the time period, and in accordance with the procedures, specified by the Plan Administrator.

  OPTION ONE - Severance Pay and Payment of Cost for COBRA Coverage
  Severance Pay

2 weeks of Base Pay for each Year of Service

  Minimum of 2 weeks of Base Pay
  Maximum of 26 weeks of Base Pay

The Company shall pay the severance pay in a single lump sum as soon as practicable after the later of the employee's last day of employment or the date on which the employee's separation agreement and general release becomes effective, provided that if the employee satisfies all of the conditions for payment, then in no event will payment be made later than the March 15th of the calendar year following the calendar year in which the employee's last day of employment occurred.

  Continued Group Health Benefit Coverage - Payment of Cost for COBRA Coverage

If the employee elects to continue coverage under the Company's group health benefits plan in accordance with the COBRA continuation coverage requirements, the employee will be required to pay only a portion of the full cost for COBRA coverage during the period equal to the number of weeks used in calculating the amount of the employee's severance pay under this Plan.

  The COBRA coverage cost to be paid by the employee during this severance period will be the same as the amount paid by active employees for the same group health benefits coverage.

After the end of the severance period, the employee, if eligible, will be required to pay the full cost of COBRA coverage in order to continue COBRA coverage for the remainder of the COBRA coverage period.

  OPTION TWO - Severance Pay ONLY

2 weeks of Base Pay for each Year of Service

  Minimum of 2 weeks of Base Pay
  NO maximum

The Company shall pay the severance pay in a single lump sum as soon as practicable after the later of the employee's last day of employment or the date on which the employee's separation agreement and general release becomes effective, provided that if the employee satisfies all of the conditions for payment, then in no event will payment be made later than the March 15th of the calendar year following the calendar year in which the employee's last day of employment occurred.

  Definitions

For purposes of determining the amount of severance pay -

  Base Pay means the employee's regular rate of salary (determined on a weekly basis) payable immediately preceding his or her date of termination. Base Pay does not include discretionary bonuses, other variable compensation, or extra pay.

  Years of Service means an employee's full and partial years of employment beginning as of the later of (a) his or her most recent date of hire by an Employer or (b) his or her first day of work following a break in service of thirty (30) days or more, until his or her last day of active employment. A partial year of employment will be rounded up to the next highest year.

JONES APPAREL GROUP, INC. SEVERANCE PLAN
SEVERANCE BENEFIT GUIDELINES

Effective as of May 31, 2006

VICE PRESIDENTS AND ABOVE BUT BELOW
THE LEVEL OF EXECUTIVE VICE PRESIDENT

  Severance Pay

  Amount of Severance Pay

Years of Service	Amount of Severance Pay
Less than 5 years	3 months of Base Pay
5 to 9 years	6 months of Base Pay
10 or more years	12 months of Base Pay

For purposes of determining the amount of severance pay -

  Base Pay means the employee's regular rate of salary (determined on a monthly basis) payable immediately preceding his or her date of termination. Base Pay does not include discretionary bonuses, other variable compensation, or extra pay.

  Years of Service means an employee's full and partial years of employment beginning as of the later of (a) his or her most recent date of hire by an Employer or (b) his or her first day of work following a break in service of thirty (30) days or more, until his or her last day of active employment. A partial year of employment will be rounded up to the next highest year.

  Payment of Severance Pay

The Company shall pay the severance pay in a single lump sum as soon as practicable after the later of the employee's last day of employment or the date on which the employee's separation agreement and general release becomes effective, provided that if the employee satisfies all of the conditions for payment, then in no event will payment be made later than the March 15th of the calendar year following the calendar year in which the employee's last day of employment occurred.

  Continued Group Health Benefit Coverage - Payment of Cost for COBRA Coverage

If the employee elects to continue coverage under the Company's group health benefits plan in accordance with the COBRA continuation coverage requirements, the employee will be required to pay only a portion of the full cost for COBRA coverage during the period equal to the number of weeks used in calculating the amount of the employee's severance pay under this Plan.

  The COBRA coverage cost to be paid by the employee during this severance period will be the same as the amount paid by active employees for the same group health benefits coverage.

After the end of the severance period, the employee, if eligible, will be required to pay the full cost of COBRA coverage in order to continue COBRA coverage for the remainder of the COBRA coverage period.

JONES APPAREL GROUP, INC. SEVERANCE PLAN
SEVERANCE BENEFIT GUIDELINES

Effective as of May 31, 2006

EXECUTIVE VICE PRESIDENTS AND ABOVE

  Severance Pay
  Amount of Severance Pay
Years of Service	Amount of Severance Pay
Less than 5 years	3 months of Base Pay
5 to 9 years	6 months of Base Pay
10 to 19 years	12 months of Base Pay
20 or more years	18 months of Base Pay

For purposes of determining the amount of severance pay -

  Base Pay means the employee's regular rate of salary (determined on a monthly basis) payable immediately preceding his or her date of termination. Base Pay does not include discretionary bonuses, other variable compensation, or extra pay.
  Years of Service means an employee's full and partial years of employment beginning as of the later of (a) his or her most recent date of hire by an Employer or (b) his or her first day of work following a break in service of thirty (30) days or more, until his or her last day of active employment. A partial year of employment will be rounded up to the next highest year.
  Payment of Severance Pay

The Company shall pay the severance pay in a single lump sum as soon as practicable after the later of the employee's last day of employment or the date on which the employee's separation agreement and general release becomes effective, provided that if the employee satisfies all of the conditions for payment, then in no event will payment be made later than the March 15th of the calendar year following the calendar year in which the employee's last day of employment occurred.

  Continued Group Health Benefit Coverage - Payment of Cost for COBRA Coverage

If the employee elects to continue coverage under the Company's group health benefits plan in accordance with the COBRA continuation coverage requirements, the employee will be required to pay only a portion of the full cost for COBRA coverage during the period equal to the number of weeks used in calculating the amount of the employee's severance pay under this Plan, or, if earlier, until the expiration of COBRA coverage.

  The COBRA coverage cost to be paid by the employee during this severance period will be the same as the amount paid by active employees for the same group health benefits coverage.

After the end of the severance period, the employee, if eligible, will be required to pay the full cost of COBRA coverage in order to continue COBRA coverage for the remainder of the COBRA coverage period.

  Outplacement

As determined by the Company.